Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-216797, No. 333-222264, and No. 333-26111 on Form S-3, and Registration Statements No. 333-224013, No. 333-226797, No. 333-227383, No. 333-216794, No. 333-210472, No. 333-230460, and No. 333-239507 on Form S-8 of our reports dated February 25, 2022, relating to the consolidated financial statements of ViewRay, Inc. and its subsidiaries and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2021.
/s/ Deloitte & Touche LLP
Denver, CO
February 25, 2022